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                        Filing pursuant to Rule 424(b)(2)
                      Registration Statement No. 333-62614

               PROSPECTUS SUPPLEMENT NO 7. DATED JANUARY 23, 2002

                       (TO PROSPECTUS DATED JUNE 8, 2001)

                                 680,036 SHARES

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                                  COMMON STOCK

You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document.

The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

               INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 2 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 USE OF PROCEEDS

Sunrise will not receive any cash proceeds from the issuance of the common stock offered by this prospectus supplement. The shares will be issued and sold in full payment and satisfaction of an aggregate of $546,516.45 of indebtedness owed by Sunrise to nine of our vendors as described below.

                              PLAN OF DISTRIBUTION

To date, and not including the issuance of shares of common stock to this prospectus supplement, we have issued 3,598,121 shares of common stock pursuant to the prospectus dated June 8, 2001 which is part of our Registration Statement on Form S-3 (File No. 333-62614).

We are offering a total of 100,000 shares of common stock at a price of $.21 per share to C. Russell Trenary III in satisfaction of severance obligations we owe to him.

We are offering a total of 137,431 shares of common stock at a price of $.21 per share to Jeannie Cecka as reasonable compensation for and in full payment and satisfaction of $164,916.80 of indebtedness we owe her in connection with consulting services previously rendered to us.

We are offering a total of 69,624 shares of common stock at a price of $.21 per share to Larry Stevens as reasonable compensation for and in full payment and satisfaction of $66,839.55 of indebtedness we owe him in connection with consulting services previously rendered to us.

We are offering a total of 116,188 shares of common stock at a price of $.21 per share to Slack Incorporated as reasonable compensation for and in full payment and satisfaction of $116,188.04 of indebtedness we owe it in connection with advertising and trade show services previously rendered to us.

We are offering a total of 90,562 shares of common stock at a price of $.21 per share to TMK Manufacturing, Inc. as reasonable compensation for and in full payment and satisfaction of $47,092.45 of indebtedness we owe it in connection with materials provided to us.


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We are offering a total of 74,240 shares of common stock at a price of $.21 per share to Dr. Donald Sanders as reasonable compensation for and in full payment and satisfaction of $89,088.03 of indebtedness we owe him in connection with consulting services previously rendered to us.

We are offering a total of 54,491 shares of common stock at a price of $.21 per share to Health Communications, Inc. as reasonable compensation for and in full payment and satisfaction of $52,311.58 of indebtedness we owe it in connection with marketing services previously rendered to us.

We are offering a total of 30,000 shares of common stock at a price of $.21 per share to Windexit Corporation as reasonable compensation for and in full payment and satisfaction of $8,180.00 of indebtedness we owe it in connection with consulting services previously rendered to us.

We are offering a total of 7,500 shares of common stock at a price of $.21 per share to Reach Technology, Inc. as reasonable compensation for and in full payment and satisfaction of $1,950.00 of indebtedness we owe it in connection with materials provided to us.

No party is acting as an underwriter with respect to this offering.

                           MARKET FOR OUR COMMON STOCK

Our common stock is listed on the NASDAQ National Market under the symbol SNRS. On January 22, 2002, our opening price of one share of common stock was $0.21 and the closing price was $0.21. As of January 22, 2002, we had 58,242,666 shares of common stock outstanding.

                       WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed in the prospectus beginning on page 21.

                                  END OF FILING